Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

WESTERN ACQUISITION VENTURES CORP.

July 11, 2023

Western Acquisition Ventures Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.  The name of the Corporation is “Western Acquisition Ventures Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 28, 2021. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 11, 2022. An Amendment to the Certificate of Incorporation was filed with the Secretary of State of Delaware on January 13, 2023 (as amended, the “Amended and Restated Certificate”).

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph (c) of Section 9.1(c) is hereby amended and restated to read in full as follows:

“(c). In the event that the Corporation does not consummate a Business Combination by January 11, 2024, in accordance with the terms of the Investment Management Trust Agreement between the Corporation and American Stock Transfer & Trust Company (in either case, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open such date being referred to as the “Termination Date), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of all remaining IPO Shares for cash for a redemption price per share equal to the amount then held in the Trust Account, including the interest earned thereon, less up to $100,000 of interest to pay dissolution costs and expenses in addition to amounts needed to pay income or franchise taxes payable, divided by the total number of IPO Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law (“Dissolve”). In such event, the per share redemption price shall be equal to a pro rata share of the Trust Fund plus any pro rata interest earned on the funds held in the Trust Fund and not previously released to the Corporation for its working capital requirements,up to $100,000 of interest to pay dissolution costs and expenses or necessary to pay its taxes divided by the total number of IPO Shares then outstanding. In the event that the Corporation does not timely make an additional deposit into its Trust Account as required by the Corporation’s Investment Management Trust Agreement entered into at the time of the IPO, as amended, the Corporation shall Dissolve.”

IN WITNESS WHEREOF, Western Acquisition Ventures Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ Stephen Christoffersen

Name:	Stephen Christoffersen

Title:	Chief Executive Officer